SECURITIES AND EXCHANGE COMMISSION
                     Washington D.C.  20549

                          SCHEDULE 13G


           Under the Securities Exchange Act of 1934


               SUPERCONDUCTOR TECHNOLOGIES, INC.
                        (Name of Issuer)


                 Common Stock, $0.001 Par Value
                 (Title of Class of Securities)


                           867931107
                         (CUSIP Number)


                          March 26, 1998
     (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

[    ] Rule 13d-1(b)

[     ] Rule 13d-(c)

[ X  ] Rule 13d-1(c)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 867931107


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     C. G. GREFENSTETTE
     I.D. ####-##-####

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     U.S.


Number of 5    Sole Voting Power
Shares
Beneficially
Owned by  6    Shares Voting Power
Each           1,338,095 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With

          8    Shared Dispositive Power
               1,338,095 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,338,095

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     15.19%

12   Type of Reporting Person
     IN

CUSIP NO. 867931107


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     HENRY L. HILLMAN
     I.D. ####-##-####

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     U.S.


Number of 5    Sole Voting Power
Shares
Beneficially
Owned by  6    Shares Voting Power
Each           1,338,095 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With

          8    Shared Dispositive Power
               1,338,095 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,338,095

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     15.19%

12   Type of Reporting Person
     IN

CUSIP NO. 867931107


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     ELSIE HILLIARD HILLMAN
     I.D. ####-##-####

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     U.S.


Number of 5    Sole Voting Power
Shares
Beneficially
Owned by  6    Shares Voting Power
Each           1,338,095 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With

          8    Shared Dispositive Power
               1,338,095 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,338,095

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     15.19%

12   Type of Reporting Person
     IN

 CUSIP NO. 867931107


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND
     C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN
     TRUST U/A DATED NOVEMBER 18, 1985           I.D.# 18-2145466

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     Pennsylvania


Number of 5    Sole Voting Power
Shares
Beneficially
Owned by  6    Shares Voting Power
Each           1,338,095 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With

          8    Shared Dispositive Power
               1,338,095 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,338,095

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     15.19%

12   Type of Reporting Person
     OO

CUSIP NO.  867931107


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     THE HILLMAN COMPANY      I.D.# 25-1011286

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     Pennsylvania


Number of 5    Sole Voting Power
Shares
Beneficially
Owned by  6    Shares Voting Power
Each           1,338,095 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With

          8    Shared Dispositive Power
               1,338,095 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,338,095

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     15.19%

12   Type of Reporting Person
     CO

CUSIP NO.  867931107


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     WILMINGTON INVESTMENTS, INC.       I.D.# 51-0034468

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     Delaware


Number of 5    Sole Voting Power
Shares
Beneficially
Owned by  6    Shares Voting Power
Each           1,338,095 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With

          8    Shared Dispositive Power
               1,338,095 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,338,095

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     15.19%

12   Type of Reporting Person
     CO

CUSIP NO.  867931107



1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     WILMINGTON SECURITIES, INC.             I.D.# 51-0114700

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     Delaware


Number of 5    Sole Voting Power
Shares
Beneficially
Owned by  6    Shares Voting Power
Each           1,338,095 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With

          8    Shared Dispositive Power
               1,338,095 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,338,095

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     15.19%

12   Type of Reporting Person
     CO

Item 1(a)  Name of Issuer

       Superconductor Technologies, Inc.

Item 1(b)  Address of Issuer's Principal Executive Office:

       460 Ward Drive, Suite F
       Santa Barbara, California 93111-2310

Item 2(a)  Name of Person Filing:

       (i) Wilmington Securities, Inc., a wholly-owned subsidiary of Wilmington Investments, Inc.

       (ii) Wilmington Investments, Inc., a wholly-owned subsidiary of The Hillman Company.

       (iii) The Hillman Company, a corporation controlled by the HLH Trust.

       (iv) Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A/ dated November 18, 1985 (the "HLH Trust").

       (v)     Elsie Hilliard Hillman

       (vi)    Henry L. Hillman

       (vii)   C. G. Grefenstette

Item 2(b)  Address of the Principal Business Office:

       Wilmington Securities, Inc. and Wilmington
       Investments, Inc.
       824 Market Street, Suite 900
       Wilmington, Delaware 19801

       The Hillman Company, Henry L. Hillman, Elsie Hilliard Hillman and
       C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985
       1900 Grant Building
       Pittsburgh, Pennsylvania 15219

       Elsie Hilliard Hillman, Henry L. Hillman and C. G. Grefenstette 2000 Grant Building
       Pittsburgh, Pennsylvania 15219

Item 2(c)  Citizenship:

       Wilmington Securities, Inc. and Wilmington
       Investments, Inc. are Delaware corporations.

       The Hillman Company is a Pennsylvania corporation.

       Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 is a Pennsylvania trust.

       Elsie Hilliard Hillman, Henry L. Hillman and C. G. Grefenstette are U.S. citizens.

Item 2(d)  Title of Class of Securities:

       Common Stock, $.001 Par Value

Item 2(e)  CUSIP Number

       867931107

Item 3 Not Applicable

Item 4 Ownership:

       (a) Amount Beneficially Owned:

           238,095 shares of Common Stock are owned of record and beneficially by Wilmington Securities, Inc. Wilmington Securities, Inc. also owns 500,000 shares of Series A Preferred Stock which are convertible into 1,000,000 shares of Common Stock. Wilmington Securities, Inc. owns a Warrant for 100,000
           shares of Common Stock.   Wilmington Securities, Inc. is a
           wholly-owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc. is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust.


       (b) Percent of Class

           15.19%

       (c) Number of Shares as to which such person has:

           (i)   sole power to vote or direct the vote



           (ii)  shared power to vote or to direct the vote

                                                               1,338,095
                                                           (See Item (4)(a))

           (iii) sole power to dispose or to direct the disposition of



           (iv)  shared power to dispose or to direct the disposition of

                                                               1,338,095
                                                           (See Item (4)(a))

Item 5 Ownership of Five Percent or Less of a Class:

       Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

       Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

       Not Applicable

Item 8 Identification and Classification of Members of the Group:

       Not Applicable


Item 9 Notice of Dissolution of Group:

       Not Applicable

Item 10    Certification:

       By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                            SIGNATURES

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              WILMINGTON SECURITIES, INC.

                                   /s/ Andrew H. McQuarrie
                              By: _______________________________
                                    Andrew H. McQuarrie, Vice President

                              WILMINGTON INVESTMENTS, INC.

                                   /s/ Andrew H. McQuarrie
                              By: _______________________________
                                    Andrew H. McQuarrie, Vice President

                              THE HILLMAN COMPANY

                                   /s/ Lawrence M. Wagner
                              By: _______________________________
                                         Lawrence M. Wagner, President


                              HENRY L. HILLMAN, ELSIE HILLIARD.
                              HILLMAN AND C. G. GREFENSTETTE,
                              TRUSTEES OF THE HENRY L.
                              HILLMAN TRUST U/A DATED
                              NOVEMBER 18, 1985

                              /s/ C. G. Grefenstette
                              ___________________________________
                              C. G. Grefenstette, Trustee



                                   /s/ Elsie Hilliard Hillman
                              ___________________________________
                              Elsie Hilliard Hillman


                                   /s/ Henry L. Hillman
                              ___________________________________
                              Henry L. Hillman


                                   /s/ C. G. Grefenstette
                              ___________________________________
                              C. G. Grefenstette




    April 3, 1998
     Date